PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OH 45750


FOR IMMEDIATE RELEASE                    Contact: Mark F. Bradley
---------------------                             Chief Integration Officer
February 14, 2002                                 (740) 373-3155



                            PEOPLES BANCORP DECLARES
                             FIRST QUARTER DIVIDEND
                  --------------------------------------------

         MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (Nasdaq: PEBO) today declared a quarterly dividend of $0.15 per share.
         The first quarter dividend payout of approximately $1.1 million on an estimated 7.1 million shares is payable April 1, 2002, to shareholders of record at March 15, 2002.
         In other news, Peoples announced the Company will be a presenter at the fifth annual Midwest 2002 Super-Community Bank Conference on February 26-27, 2002. Sixteen of the leading small and mid-cap banks in the Midwest are sponsoring the annual conference for the benefit of institutional investors and brokerage firms. Peoples is scheduled to present Tuesday, February 26 at 5:10 pm Eastern time in the Adams Room of The Palmer House Hilton in Chicago. A link to the live web cast of Peoples' presentation will be available through peoplesbancorp.com's Bulletin Board. For those unable to attend the live broadcast, a replay will be available for 30 days at peoplesbancorp.com. There is no charge to access the web cast.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.2 billion in assets, offers a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 40 sales offices and 26 ATM's in Ohio, West Virginia, and Kentucky. Peoples' common stock is traded on the NASDAQ exchange under the symbol "PEBO." Learn more about Peoples or enroll in Peoples OnLine Connection, Peoples' Internet banking product, at www.peoplesbancorp.com.

                       END OF RELEASE